Exhibit 99.1

Rightscorp’s Copyright Monetization Service Increases Representation of ‘Billboard’ Hot 100 Songs

Company Makes Significant Headways with Top Songs on other Billboard Charts

Santa Monica, Calif. - July 31, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today reported a significant increase in the number of titles it represents on the Billboard Charts, including a recent #1 song on the Billboard Hot 100. This increase is due to new contracts recently signed with top recording studios to expand Rightscorp’s music portfolio.

With respect to other songs on the popularity charts, Rightscorp is currently monitoring 12 songs on the Billboard Top 40, 20 songs on the Billboard Hot 100, 39 songs on albums on the Billboard Top 200 and 18 songs on the iTunes Top 100 singles.

“Representing and monetizing a #1 song on Billboard’s Hot 100 along with our increase in songs on other top charts is a huge success for the Company,” said Christopher Sabec, CEO of Rightscorp. “We are being approached by the music industry to protect against copyright infringement of songs that are in high demand and currently popular. The positive reception from industry decision makers is a testament to our successful business model and our emergence as an industry standard in preserving the artistry and authenticity of music. We believe Rightscorp is the way forward for the industry’s copyright infringement problem.”

Digital theft of music, movies and copyrighted content accounts for over $2.7 billion in lost workers’ earnings per year. In addition, since 1999, music industry sales in the U.S. have dropped 53% from $14.6 billion to $7.0 billion in 2013. The music industry faces many hurdles but with Rightscorp’s loss prevention technology combined with the implementation of existing Federal copyright protection laws, Rightscorp’s clients can receive protection on their Intellectual Property (IP) and be rewarded their fair share.

The Company represents more than 1.5 million copyrights and has partnered with major motion picture studios, numerous Platinum recording artists, Academy Award-winning films, top TV shows and many others. Rightscorp has already received settlements from subscribers of more than 140 ISPs and closed over 75,000 cases of copyright infringement to date.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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